UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2007

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

          On May 14, 2007, Jazz Technologies, Inc. (the “Company”) issued a press release announcing its fiscal 2007 first quarter financial results. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

          The information in the item, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 8, 2007, the Board of Directors (the “Board”) of the Company adopted, as recommended by the Compensation Committee, a new policy for the compensation of non-employee directors effective February 19, 2007. Non-employee directors of the Company will receive, until changed by the Board, fees for service on the Board and its committees as listed in the table below:

Annual retainer for non-employee directors	$25,000
Fee to non-employee directors for attending an in-person Board meeting	$2,500
Fee to non-employee directors for attending a telephonic Board meeting	$1,250
Annual retainer for Chairman of the Audit Committee	$10,000
Annual retainer for Chairman of the Compensation Committee	$5,000
Annual retainer for Chairman of the Nominating and Corporate Governance Committee	$5,000

Annual retainers as specified above are to be paid quarterly in advance. Fees for attendance at Board meetings during any quarter are to be paid quarterly at the beginning of the quarter following the applicable Board meeting(s). In addition, Board members will continue to be entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending Board meetings.

Also, on May 8, 2007, the Board, as recommended by the Compensation Committee, approved a change to the annual base salary for the fiscal year 2007 for one of the Company’s executives as follows, with such amended annual base salary to be effective at the beginning of the next pay period commencing after May 8, 2007:

Officer Name	Annual Base Salary
Allen R. Grogan Senior Vice President, Chief Legal Officer and Secretary	$350,000

2007 Executive and Management Bonus Targets

The Compensation Committee and the Board established on May 8, 2007 target bonuses for certain executive officers. Bonus amounts will be based upon performance objectives to be established by the Compensation Committee.

The Compensation Committee and the Board established a target bonus for the Company’s Chief Executive Officer at 300% of his year-end annualized base salary, a target bonus for the Company’s Chief Financial and Administrative Officer at 200% of his year-end annualized base salary, and a target bonus for the Company’s Chief Legal Officer at 75% of his year end annualized base salary. The actual bonus award payable to any of these executives will be between 0% and 100% of the target bonus, based on performance objectives to be established and subject to the discretion of the Compensation Committee to reduce the amount payable.

Stock Option Grants

The Board approved on May 8, 2007, upon the recommendation of the Compensation Committee, the grant of options to purchase shares of the Company’s common stock pursuant to the 2006 Equity Incentive Plan to the executive officers and directors named below, such grants to be effective upon the effective date of the Form S-8 registration statement registering the common stock subject to the 2006 Equity Incentive Plan. Each of the stock options will be governed by the terms of the Jazz Technologies, Inc. 2006 Equity Incentive Plan Option Agreement, will have an exercise price equal to the fair market value on the date of the grant, and will expire ten years from the date of grant. The first 33-1/3 percent of the shares subject to the option vest upon the first anniversary of the date of grant and the remaining option shares vest over the following two years on a quarterly basis so long as the executive officer remains in service with the Company, subject to the Change of Control Agreements described below.

Officer or Director Name and Title	Number of shares of common stock subject to option grant
Gilbert F. Amelio, Ph.D Chairman and Chief Executive Officer	695,000
Paul A. Pittman Executive Vice President and Chief Financial and Administrative Officer	625,000
Allen R. Grogan Senior Vice President, Chief Legal Officer and Secretary	250,000
Jon C. Madonna Director and Chair of Audit Committee	43,000
Harold L. Clark, Ed.D Director and Chair of Compensation Committee	39,000
John P. Kensey Director and Chair of Nominating and Governance Committee	35,000
Liad Meidar Director	35,000

Change of Control Agreements

On May 8, 2007, the Board, upon recommendation of the Compensation Committee, also approved Change of Control Agreements for certain of the Company’s executive officers, providing for payment of severance benefits and acceleration of vesting of equity grants. Under these change in control agreements, Dr. Amelio will receive 2.99 times his annual base salary plus his target bonus and 18 months of continued COBRA coverage, if a change of control occurs and he is terminated without cause or for good reason within one year of the change of control. Similarly, Messrs. Pittman and Grogan will receive twice their annual base salary plus target bonus and 18 months of continued COBRA coverage, if a change of control occurs and they are terminated without cause or for good reason within one year of the change of control. In addition, if Dr. Amelio or Messrs. Pittman or Grogan are terminated without cause or for good reason within one year of a change of control, all stock options grants or similar equity arrangements that are otherwise subject to vesting over a period of 48 months following the termination will immediately accelerate and become vested.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Exhibit Description
99.1	Press release dated May 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jazz Technologies, Inc.

Dated: May 14, 2007	By:	/s/ Allen R. Grogan
Allen R. Grogan
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release dated May 14, 2007.